Exhibit 99
Meridian Interstate Bancorp, Inc. Reports Results for the Fourth Quarter and Year Ended December 31, 2010
Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(978) 977-2211
Boston, Massachusetts (January 31, 2011): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $4.3 million, or $0.20 per share (basic and diluted), for the quarter ended December 31, 2010 compared to $2.0 million or $.09 per share (basic and diluted), for the quarter ended December 31, 2009. For the year ended December 31, 2010, net income was $13.4 million, or $0.61 per share (basic and diluted) compared to net income of $3.8 million, or $0.17 per share (basic and diluted), for the year ended December 31, 2009. The quarter and year ended December 31, 2010 reflects combined results following the acquisition of Mt. Washington Cooperative Bank (“Mt. Washington”) on January 4, 2010.
During the quarter ended December 31, 2010, the Company realized a $386,000 reduction of the costs of $3.1 million recorded in the quarter ended September 30, 2010 related to termination of the contract with Mt. Washington’s data processing services provider in October 2010. The resulting pre-tax charge was $2.7 million with the after tax impact reducing net income by $1.6 million, or $0.07 per share (basic and diluted), for the year ended December 31, 2010.
Richard J. Gavegnano, Chairman and Chief Executive Officer, noted, “We are extremely proud to report net income of $4.3 million, or $0.20 per share, for the fourth quarter and $13.4 million, or $0.61 per share, for the full year of 2010. These results show that we have been able to maintain high net interest margins in the current low rate environment while meeting a growing demand for our loan and deposit products. We expanded our Boston area franchise with two new branches this month, a Mt. Washington branch in the West Roxbury section of Boston and a second East Boston Savings Bank branch in the City of Revere. A third new branch is set to open mid-year in Boston’s South End. With increasing signs that the economic climate of our market areas will continue to stabilize and improve in 2011, we believe the Bank is well positioned to take advantage of various opportunities to enhance shareholder value, increase our market share and grow the Bank. These opportunities may include additional stock repurchases and the evaluation of potential mergers, strategic alliances and partnerships.”
Net interest income increased $4.3 million, or 40.8%, to $15.0 million for the quarter ended December 31, 2010 from $10.6 million for the quarter ended December 31, 2009. The net interest rate spread and net interest margin were 3.34% and 3.52%, respectively, for the quarter ended December 31, 2010 compared to 3.41% and 3.73%, respectively, for the quarter ended December 31, 2009. For the year ended December 31, 2010, net interest income increased $24.7 million, or 68.2%, to $61.0 million from $36.3 million for the year ended December 31, 2009. The net interest rate spread and net interest margin were 3.62% and 3.80%, respectively, for the year ended December 31, 2010 compared to 2.95% and 3.34%, respectively, for the year ended December 31, 2009. The increases in net interest income were due primarily to the Mt. Washington merger and organic loan growth, along with declines in interest costs of deposits and borrowings.
The average balance of the Company’s loan portfolio, which is principally comprised of real estate loans, increased $416.5 million, or 54.2%, to $1.2 billion, which was partially offset by the decline in the yield on loans of 17 basis points to 5.69% for the year ended December 31, 2010 compared to the year ended December 31, 2009. The Company’s cost of deposits declined 82 basis points to 1.39%, which was partially offset by the increase in the average balance of interest-bearing deposits of $421.8 million, or 50.6%, to $1.3 billion for the year ended December 31, 2010 compared to the year ended December 31, 2009. The Company’s yield on interest-earning assets decreased 11 basis points to 5.11% for the year ended December 31, 2010 compared to 5.22% for the year ended December 31, 2009, while the cost of interest-bearing liabilities declined 78 basis points to 1.49% for the year ended December 31, 2010 compared to 2.27% for the year ended December 31, 2009.

The Company’s provision for loan losses was $936,000 for the quarter ended December 31, 2010 compared to $2.3 million for the quarter ended December 31, 2009. For the year ended December 31, 2010, the provision for loan losses was $3.2 million compared to $4.1 million for the year ended December 31, 2009. These changes were based primarily on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $10.2 million or 0.86% of total loans outstanding at December 31, 2010, compared to $9.2 million, or 1.12% of total loans outstanding at December 31, 2009. The decrease in the ratio of the allowance for loan losses to total loans outstanding was primarily due to $345.3 million of loans acquired in the Mt. Washington merger at fair value and the application of current accounting guidance that precludes the combination of allowance for loan loss amounts associated with such loans acquired.
Non-performing loans increased to $43.1 million, or 3.64% of total loans outstanding at December 31, 2010, from $21.7 million, or 2.63% of total loans outstanding at December 31, 2009. Non-performing assets increased to $47.2 million, or 2.57% of total assets, at December 31, 2010, from $24.6 million, or 2.03% of total assets, at December 31, 2009, primarily due to assets acquired in the Mt. Washington acquisition. Non-performing assets at December 31, 2010 were comprised of $15.4 million of construction loans, $11.5 million of commercial real estate loans, $11.5 million of one-to four-family mortgage loans, $2.2 million of multi-family mortgage loans, $2.4 million of home equity loans, $169,000 of commercial business loans and foreclosed real estate of $4.1 million. Non-performing assets at December 31, 2010 included $16.8 million acquired in the Mt. Washington merger, comprised of $14.7 million of non-performing loans and $2.1 million of foreclosed real estate.
Non-interest income increased $1.6 million, or 78.0%, to $3.7 million for the quarter ended December 31, 2010 from $2.1 million for the quarter ended December 31, 2009, primarily due to increases of $873,000 in gain on sales of securities, $602,000 in gain on sales of loans and $467,000 in customer service fees. For the year ended December 31, 2010, non-interest income increased $6.4 million, or 121.4%, to $11.7 million from $5.3 million for the year ended December 31, 2009, primarily due to increases of $2.6 million in customer service fees, $1.9 million in gain on sales of securities, $1.3 million in gain on sales of loans and $429,000 from other-than-temporary impairment losses recorded in the prior year. The increases in customer service fees were primarily due to service charges on deposit relationships acquired in the Mt. Washington merger and additional growth in deposits. The increases in gain on sales of securities reflected sales totaling $4.7 million during the quarter ended December 31, 2010 of certain securities acquired in the Mt. Washington merger for a net gain of $953,000 and sales totaling $6.6 million during the year ended December 31, 2010 of other securities for a net gain of $485,000. The increases in gain on sales of loans reflected higher gains on sales of loans originated for sale during the year ended December 31, 2010 and gains totaling $352,000 on sales of fixed-rate bi-weekly mortgage loans during the first quarter of 2010.
Non-interest expense increased $4.0 million, or 57.3%, to $11.1 million for the quarter ended December 31, 2010 from $7.0 million for the quarter ended December 31, 2009, primarily due to increases of $484,000 in recurring data processing costs, $1.9 million in salaries and employee benefits and $697,000 in occupancy and equipment expenses. For the year ended December 31, 2010, non-interest expense increased $17.2 million, or 54.6%, to $48.8 million from $31.6 million for the year ended December 31, 2009, primarily due to the $2.7 million charge related to termination of the contract with Mt. Washington’s data processing services provider and increases of $1.4 million in recurring data processing costs, $7.0 million in salaries and employee benefits, $2.6 million in occupancy and equipment expenses, $727,000 in marketing and advertising, $446,000 in professional services and $1.9 million in other general and administrative expenses. The increases in non-interest expenses were primarily due to higher expense levels following the Mt. Washington merger. The Company’s efficiency ratio was 64.92% for the quarter ended December 31, 2010, excluding the reduction to the charge to terminate Mt. Washington’s data processing contract and securities gains, compared to 55.98% for the quarter ended December 31, 2009. For the year ended December 31, 2010, the efficiency ratio improved to 65.00%, excluding the charge to terminate Mt. Washington’s data processing contract, from 74.88% for the year ended December 31, 2009.
The Company agreed to revised contract terms with its current data processing services provider during the quarter ended September 30, 2010 that included provisions for the conversion of Mt. Washington’s accounts from their data processing services provider as completed in October 2010. As a result of these revised contract terms and the termination of Mt. Washington’s prior data processing services contract, the Company expects to realize significant data processing cost savings in subsequent periods.
Mr. Gavegnano noted, “We are able to report an efficiency ratio of 65% for 2010 despite higher non-interest expense levels during the year following completion of the Mt. Washington acquisition. With the successful conversion of Mt. Washington’s accounts to our core systems now behind us, we expect to realize even greater synergies between the East Boston Savings Bank and Mt. Washington divisions that will enable us to grow revenue and further improve operating efficiencies in 2011 and beyond.”

The Company recorded a provision for income taxes of $2.3 million for the quarter ended December 31, 2010, reflecting an effective tax rate of 35.3%, compared to $1.4 million, or 40.4%, for the quarter ended December 31, 2009. For the year ended December 31, 2010, the provision for income taxes was $7.4 million, reflecting an effective tax rate of 35.6%, compared to $2.2 million, or 36.5%, for the year ended December 31, 2009. The increase in the income tax provision was primarily due to taxable income that was higher than tax preference items.
Total assets increased $624.4 million, or 51.5%, to $1.8 billion at December 31, 2010 from $1.2 billion at December 31, 2009, reflecting $465.0 million of assets acquired in the Mt. Washington merger. Cash and cash equivalents increased $135.5 million to $155.5 million at December 31, 2010 from $20.0 million at December 31, 2009, including $14.4 million of cash acquired in the Mt. Washington merger. Securities available for sale increased $67.2 million, or 22.9%, to $360.6 million at December 31, 2010 from $293.4 million at December 31, 2009, including $45.5 million of securities acquired in the Mt. Washington merger. Net loans increased $360.3 million, or 44.3%, to $1.2 billion at December 31, 2010 from $813.3 million at December 31, 2009, primarily due to $345.3 million of loans acquired in the Mt. Washington merger, partially offset by sales of fixed-rate bi-weekly mortgage loans totaling $34.1 million in the first quarter of 2010.
Total deposits increased $532.7 million, or 57.8%, to $1.5 billion at December 31, 2010 from $922.5 million at December 31, 2009, reflecting $380.4 million of deposits acquired in the Mt. Washington merger along with organic deposit growth of $152.3 million. Total borrowings increased $73.3 million, or 97.2%, to $148.7 million at December 31, 2010 from $75.4 million at December 31, 2009, reflecting $80.9 million of Federal Home Loan Bank advances acquired in the Mt. Washington merger.
Total stockholders’ equity increased $15.2 million, or 7.6%, to $215.6 million at December 31, 2010, from $200.4 million at December 31, 2009, due primarily to $13.4 million in net income and a $2.5 million increase in accumulated other comprehensive income reflecting an increase in the fair value of available for sale securities, net of tax. Stockholders’ equity to assets was 11.74% at December 31, 2010, compared to 16.54% at December 31, 2009, reflecting the increase in assets resulting from the Mt. Washington merger. Book value per share increased to $9.59 at December 31, 2010 from $9.07 at December 31, 2009. Tangible book value per share decreased to $8.98 at December 31, 2010 from $9.07 at December 31, 2009, primarily due to goodwill resulting from the Mt. Washington merger. Market price per share increased $3.09, or 35.5%, to $11.79 at December 31, 2010 from $8.70 at December 31, 2009. At December 31, 2010, the Company and the Bank continued to exceed all regulatory capital requirements.
As of December 31, 2010, the Company had repurchased 188,827 shares of its stock at an average price of $11.07 per share as included in treasury stock, or 40.0% of the 472,428 shares authorized for repurchase under the Company’s third stock repurchase program announced on April 9, 2010. The Company has repurchased 1,120,327 shares since December 31, 2008.
Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank is a Massachusetts-chartered stock savings bank that operates from 22 full service locations in the greater Boston metropolitan area. East Boston Savings Bank was originally founded in 1848. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.
Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(Dollars in thousands)	2010	2009
ASSETS
Cash and due from banks	$155,430	$9,010
Federal funds sold	63	10,956

Total cash and cash equivalents	155,493	19,966

Certificates of deposit — affiliate bank	—	3,000
Securities available for sale, at fair value	360,602	293,367
Federal Home Loan Bank stock, at cost	12,538	4,605
Loans held for sale	13,013	955

Loans	1,183,717	822,542
Less allowance for loan losses	(10,155)	(9,242)

Loans, net	1,173,562	813,300

Bank-owned life insurance	33,829	23,721
Foreclosed real estate, net	4,080	2,869
Investment in affiliate bank	11,497	11,005
Premises and equipment, net	34,425	23,195
Accrued interest receivable	7,543	6,231
Prepaid deposit insurance	3,026	5,114
Deferred tax asset, net	7,926	1,523
Goodwill	13,687	—
Other assets	4,609	2,535

Total assets	$1,835,830	$1,211,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$111,423	$63,606
Interest-bearing	1,343,792	858,869

Total deposits	1,455,215	922,475

Short-term borrowings — affiliate bank	1,949	3,102
Short-term borrowings — other	10,037	22,108
Long-term debt	136,697	50,200
Accrued expenses and other liabilities	16,321	13,086

Total liabilities	1,620,219	1,010,971

Stockholders’ equity:
Common stock, no par value 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	97,005	100,972
Retained earnings	122,563	109,189
Accumulated other comprehensive income	8,038	5,583
Treasury stock, at cost, 192,218 and 517,500 shares at December 31, 2010 and 2009, respectively	(2,121)	(4,535)
Unearned compensation — ESOP, 703,800 and 745,200 shares at December 31, 2010 and 2009, respectively	(7,038)	(7,452)
Unearned compensation — restricted shares, 326,905 and 383,935 at December 31, 2010 and 2009, respectively	(2,836)	(3,342)

Total stockholders’ equity	215,611	200,415

Total liabilities and stockholders’ equity	$1,835,830	$1,211,386

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009
Interest and dividend income:
Interest and fees on loans	$16,929	$11,879	$67,459	$45,050
Interest on debt securities	3,176	2,750	13,467	10,432
Dividends on equity securities	258	227	923	1,071
Interest on certificates of deposit	—	17	42	89
Interest on other interest-earning assets	84	2	168	25

Total interest and dividend income	20,447	14,875	82,059	56,667

Interest expense:
Interest on deposits	4,580	3,781	17,444	18,386
Interest on short-term borrowings	8	14	63	61
Interest on long-term debt	884	444	3,533	1,945

Total interest expense	5,472	4,239	21,040	20,392

Net interest income	14,975	10,636	61,019	36,275
Provision for loan losses	936	2,274	3,181	4,082

Net interest income, after provision for loan losses	14,039	8,362	57,838	32,193

Non-interest income:
Customer service fees	1,364	897	5,823	3,219
Loan fees	100	147	636	584
Gain on sales of loans, net	738	136	1,811	560
Other-than-temporary impairment losses on securities	—	—	—	(429)
Gain (loss) on sales of securities, net	1,005	132	1,790	(158)
Income from bank-owned life insurance	304	220	1,169	890
Equity income on investment in affiliate bank	171	537	492	629

Total non-interest income	3,682	2,069	11,721	5,295

Non-interest expenses:
Salaries and employee benefits	6,136	4,227	25,716	18,726
Occupancy and equipment	1,438	741	5,646	3,056
Data processing	918	434	3,200	1,752
Data processing contract termination cost (income)	(386)	—	2,689	—
Marketing and advertising	549	307	1,968	1,241
Professional services	503	462	2,443	1,997
Foreclosed real estate (income) expense, net	184	(120)	488	373
Deposit insurance	580	366	2,250	1,879
Other general and administrative	1,151	621	4,404	2,542

Total non-interest expenses	11,073	7,038	48,804	31,566

Income before income taxes	6,648	3,393	20,755	5,922

Provision for income taxes	2,347	1,372	7,381	2,159

Net income	$4,301	$2,021	$13,374	$3,763

Income per share:
Basic	$0.20	$0.09	$0.61	$0.17
Diluted	$0.20	$0.09	$0.61	$0.17

Weighted average shares:
Basic	21,998,757	21,680,522	22,072,047	21,820,860
Diluted	22,014,612	21,680,522	22,081,005	21,820,860

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Three Months Ended December 31,
	2010			2009
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost (4)	Balance	Interest	Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$1,213,440	$16,929	5.54%	$808,361	$11,879	5.83%
Securities and certificates of deposit	351,433	3,434	3.88	306,030	2,994	3.88
Other interest-earning assets	121,357	84	0.27	15,759	2	0.05

Total interest-earning assets	1,686,230	20,447	4.81	1,130,150	14,875	5.22

Noninterest-earning assets	129,828			73,519

Total assets	$1,816,058			$1,203,669

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$132,785	146	0.44%	$38,890	19	0.19%
Money market deposits	317,915	830	1.04	246,875	771	1.24
Savings and other deposits	186,904	255	0.54	130,435	198	0.60
Certificates of deposit	682,829	3,349	1.95	444,734	2,793	2.49

Total interest-bearing deposits	1,320,433	4,580	1.38	860,934	3,781	1.74

FHLB advances and other borrowings	153,349	892	2.31	68,981	458	2.63

Total interest-bearing liabilities	1,473,782	5,472	1.47	929,915	4,239	1.81

Noninterest-bearing demand deposits	117,436			63,637
Other noninterest-bearing liabilities	9,403			9,533

Total liabilities	1,600,621			1,003,085

Total stockholders’ equity	215,437			200,584

Total liabilities and stockholders’ equity	$1,816,058			$1,203,669

Net interest-earning assets	$212,448			$200,235

Net interest income		$14,975			$10,636

Interest rate spread (2)			3.34%			3.41%
Net interest margin (3)			3.52%			3.73%
Average interest-earning assets to average interest-bearing liabilities		114.42%			121.53%

(1)	Loans on non-accrual status are included in average balances.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Years Ended December 31,
	2010			2009
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Loans (1)	$1,184,816	$67,459	5.69%	$768,278	$45,050	5.86%
Securities and certificates of deposit	350,038	14,432	4.12	291,372	11,592	3.98
Other interest-earning assets	72,136	168	0.23	25,883	25	0.10

Total interest-earning assets	1,606,990	82,059	5.11	1,085,533	56,667	5.22

Noninterest-earning assets	131,756			78,776

Total assets	$1,738,746			$1,164,309

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$117,584	540	0.46%	$37,838	128	0.34%
Money market deposits	308,756	3,447	1.12	231,248	3,956	1.71
Savings and other deposits	184,287	1,011	0.55	127,621	1,026	0.80
Certificates of deposit	644,181	12,446	1.93	436,341	13,276	3.04

Total interest-bearing deposits	1,254,808	17,444	1.39	833,048	18,386	2.21

FHLB advances and other borrowings	154,123	3,596	2.33	65,884	2,006	3.04

Total interest-bearing liabilities	1,408,931	21,040	1.49	898,932	20,392	2.27

Noninterest-bearing demand deposits	106,549			61,342
Other noninterest-bearing liabilities	13,798			10,149

Total liabilities	1,529,278			970,423

Total stockholders’ equity	209,468			193,886

Total liabilities and stockholders’ equity	$1,738,746			$1,164,309

Net interest-earning assets	$198,059			$186,601

Net interest income		$61,019			$36,275

Interest rate spread (2)			3.62%			2.95%
Net interest margin (3)			3.80%			3.34%
Average interest-earning assets to average interest-bearing liabilities		114.06%			120.76%

(1)	Loans on non-accrual status are included in average balances.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Selected Financial Highlights
(Unaudited)

	At or For the Three Months Ended		At or For the Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Key Performance Ratios
Return on average assets (1)	0.95%	0.67%	0.77%	0.32%
Return on average equity (1)	7.99	4.03	6.38	1.94
Stockholders’ equity to total assets	11.74	16.54	11.74	16.54
Interest rate spread (1) (2)	3.34	3.41	3.62	2.95
Net interest margin (1) (3)	3.52	3.73	3.80	3.34
Noninterest expense to average assets (1)	2.44	2.34	2.81	2.71
Efficiency ratio (4)	64.92	55.98	65.00	74.88

	December 31,
	2010	2009

Asset Quality Ratios
Allowance for loan losses/total loans	0.86%	1.12%
Allowance for loan losses/ nonperforming loans	23.54	42.59
Non-performing loans/total loans	3.64	2.63
Non-performing loans/total assets	2.35	1.79
Non-performing assets /total assets	2.57	2.03

Share Related
Book value per share	$9.59	$9.07
Tangible book value per share	$8.98	$9.07
Market value per share	$11.79	$8.70
Shares outstanding	22,480,877	22,098,565

(1)	Annualized.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)
The efficiency ratio represents non-interest expense excluding data processing contract termination costs, divided by the sum of net interest income and non-interest income excluding gains or losses on securities.